Exhibit 99.1

BR - Q4 2012 Broadridge Financial Solutions, Inc. Fourth Quarter and Fiscal Year 2012 Earnings Conference Call

EVENT DATE/TIME: AUGUST 09, 2012 / 12:30PM GMT

CORPORATE PARTICIPANTS

Rick Rodick Broadridge Financial Solutions Inc - VP, IR

Rich Daly Broadridge Financial Solutions Inc - CEO

Dan Sheldon Broadridge Financial Solutions Inc - CFO

CONFERENCE CALL PARTICIPANTS

David Togut Evercore Partners - Analyst

Tien-Tsin Huang JPMorgan Chase & Co. - Analyst

Jim Kissane Credit Suisse - Analyst

Ian Zaffino Oppenheimer & Co. - Analyst

Chris Donat Sandler O’Neill & Partners - Analyst

Peter Heckmann Avondale Partners - Analyst

Leo Schmidt The Chubb Corporation

TRANSCRIPT

Operator

Ladies and gentlemen, this is the operator, today’s conference is scheduled to begin momentarily.

Until that time your lines will be placed on solid hold.

Operator

Good morning. My name is Kaniesha and I will be your conference facilitator.

At this time I would like to welcome everyone to the Broadridge Financial Solutions fourth quarter and fiscal year 2012 earnings conference call.

I’d like to inform you that this call is being recorded and that all lines have been placed on mute to prevent any background noise.

There will be a question and answer period after the speakers remarks.

Please try to limit your question to one per participant.

I would like to turn the conference over to Rick Rodick, Treasurer and Vice-President of Investor Relations.

Please go ahead, sir.

Rick Rodick

Thank you.

Good morning, everyone and welcome to the Broadridge quarterly earnings call and webcast for the fourth quarter and fiscal year 2012.

This morning I’m here with Rich Daly, Chief Executive Officer of Broadridge and Dan Sheldon Chief Financial Officer of Broadridge.

I’m sure by now everyone had the opportunity to review the earnings release we issued this morning.

The news release and slide presentation that accompanied the earnings call and webcast can be found on Investor Relations homepage of our website at Broadridge.com.

During today’s conference call, we’ll discuss forward-looking statements regarding Broadridge that involve risk.

These risks are summarized here on slide number one, we encourage participants to refer to our SEC filings including our annual report on Form 10-K for a complete discussion of forward-looking statements and the risk factors faced by our business.

Before we begin, I like to point out to everyone that as a result of the Penson transaction we closed in the fourth quarter fiscal year 2010, the clearing business is now shown as discontinued operations and our remaining outsourcing business is included in the security processing solutions segment.

Also as a result of the reporting treatment of the Penson transaction, the financial results discussed today will address continuing operations unless otherwise stated.

Our non-GAAP results exclude the impact the Penson charges, IBM migration costs and restructuring charges.

These one-time charges are significant and we believe the non-GAAP information provides investors with a more complete understanding of Broadridge’s underlying operating results.

Now let’s turn to slide number two and review today’s agenda.

Rich Daly will start today’s call with his opening remarks and will provide you with a summary of the financial highlights of the fourth quarter and fiscal year 2012 and followed by discussion of a few key topics.

Dan Sheldon will then review the fourth quarter fiscal year 2012 financial results in further detail.

Rich will then return and provide his overall summary and some closing thoughts, before we head into the Q&A part of the call.

Please turn to slide number three and I’ll turn the call to Rich Daly.

Rich Daly

Thank you, Rick.

Good morning, everyone.

This morning as part of my opening remarks I’ll talk about the following topics.

First, I will start with an overview of our fiscal year 2012 financial highlights.

Then I’ll provide you with an update on the Penson transition, followed by discussion of our closed sales performance.

Next, I will provide you with a brief update on our acquisitions and then I will discuss our fiscal year 2013 guidance.

After Dan provides you more of the financial details, I’ll wrap it up with my closing comments.

Let’s start on slide 4, our fiscal year 2012 financial highlights.

Overall, I’m satisfied with our fiscal year 2012 non-GAAP financial highlights.

Revenues were up a very healthy 11% for the year.

The recurring revenue increase was a result of net new business, internal growth, acquisitions and 99% client revenue retention.

Approximately 50% of the growth was organic and 50% was related to our recent acquisitions.

I’m very pleased with our strong recurring revenue closed sales results due to a greater than 60% increase in closed sales of less than $5 million per deal, which grew in total to $108 million in fiscal year 2013. That’s 2012, excuse me. I will discuss how we achieve these strong sales results to our increased product offerings in a few minutes

The revenue was up 6% as event driven and distribution revenues were essentially flat with fiscal year 2011 results.

I’m satisfied with our non-GAAP diluted earnings per share results. They were up 13% to $1.55 per share for fiscal year 2012. This increase was primarily driven by higher revenues and our continued focus on cost containment.

Our non-GAAP to GAAP adjustments to our results consisted of Penson impairment charges, IBM data center costs and summary restructuring.

The Penson charges are related to the costs incurred by the company in connection with assets the company held as a result of the sale of substantially all of our securities clearing contracts to Penson and the Penson outsourcing services agreement.

I will discuss this in significantly more detail on the next slide.

The IBM data center migration costs were the costs we incurred in connection with the migration to our new data center.

Most importantly, the IBM mainframe conversion was successfully completed on time without any service interruptions.

We also incurred some restructuring costs during the year.

Our non-GAAP adjustments to GAAP are significant nonrecurring charges and we believe excluding them from our operating results provide a better representation of our operating results and run rate of the business.

In the case of Penson, which I will speak to later, this should not imply that we were not very disappointed in that outcome.

During the year, we repurchased approximately 1.7 million shares of Broadridge stock at an average price of approximately $23.06 per share to offset stock compensation dilution.

In August the board approved a new stock repurchase plan for up to 4 million shares.

With the new authorization, the company has approximately 10 million shares available for repurchase under its share repurchase plans.

Now let’s turn to slide 5. In May, 2012, Penson announced that it had entered into an agreement through Penson Financial Services, its U.S. broker dealer subsidiary, and PEAK6 Investments to form Apex Clearing Holdings to provide clearing and related services to Penson’s U.S. securities correspondents.

In June 2012, Broadridge entered into a ten-year master services agreement with Apex under which Broadridge will perform outsourcing services for Apex consistent with the securities processing and back office support services we had previously performed for Penson and its subsidiaries.

Broadridge’s fees under the Apex master services agreement are based on a percentage of Apex’s revenues and the Apex master services agreement provide for a termination fee to be paid to Broadridge in the event it is terminated by Apex for convenience during its term.

As a result, for the fiscal year ended June 30, 2012, there is $74 million in pre-tax charges related to Penson. The charges included $21 million related to the cancellation of the five-year subordinated note with Penson, $13 million impairment of our investment in the Penson common stock, $47 million impairment of the deferred conversion costs associated with the Penson outsourcing services agreement, and other charges of $8 million. These charges were offset by the elimination of our obligation to reimburse Penson $15 million related to third party vendor services. These charges resulted in a $54 million impact to our fiscal year 2012 GAAP net earnings from continuing operations after consideration of our tax rate and the related loss of net operating loss carry-forward of approximately $7 million.

We anticipate that the new Apex agreement will have a dilutive impact on our fiscal year 2013 operating results of approximately $0.08 per share when compared to where we were with the Penson contract in fiscal year 2012. The Apex fees are based on a percentage of Apex’s total revenue including interest income, so actual results can be higher or lower than planned.

While I am not pleased that the new agreement will have a negative impact on our earnings, it was the right long term decision for Broadridge and our industry and, accordingly, for our clients, shareholders and associates. The decisions that we made were consistent with maintaining Broadridge as a strong market leader. Our commitment to create long term value combined with talented associates, great product, and unparalleled service, make it easier to choose among tough short-term choices for the long-term greater good. Consistent with our strong brand and the value we place on our market leadership and long-term value creation, key decisions such as these are based on doing the right thing. The confidence that we have in our outsourcing business and the service profit chain also supported the decisions that we made. Outsourcing remains a key strategy and has a very significant pipeline. In this case, the market needs took priority.

The decision we made are in the long term best interest of our customers, associates and shareholders. Part of our confidence in outsourcing is tied to the fact that the largest potential transactions in our sales pipeline are outsourcing deals. With that said, we will always challenge ourselves as to which assets and strategies will yield the best returns for our share holders.

Let’s move on to slide 6, closed sales performance.

While I’m certainly very pleased with our recurring revenue closed sales results. We finished fiscal year 2012 with a very strong fourth quarter and our recurring revenue closed sales were up 6% over fiscal year 2011’s solid results.

Our Investor Communication segment continued to have excellent recurring revenue closed sales.

Full year closed sales of $72 million were up 13% as compared with fiscal year 2011. We also had very solid sales results in our SPS segment.

Recurring revenue closed sales of $48 million were down slightly from last year’s record results of $50 million.

Remember, last year’s results included a large $22 million deal.

Our closed sales results included very few large transactions.

Of the $120 million in closed sales, $108 million were from deals less than $5 million.

That is a greater than 60% increase over fiscal year 2011 and was achieved primarily as a result of the company’s growing emerging and acquired products.

We have a very solid pipeline.

The ability to have sales not dependent on the big deals is very tangible because of our product growth, both organic and acquired.

In the past, I talked to you about the growing momentum in the business and that beyond IBM, Morgan Stanley and Penson, there was true momentum in the business.

Thank goodness that’s true because Penson offset some of what we were hoping to get done in fiscal year 2012, but the momentum from 2012 sales going forward, with or without Penson, is the same and real.

In fiscal year 2012, organic and acquired products accounted for approximately 45% of closed sales and we anticipate continued growth in this activity in fiscal year 2013 expecting that they will account for approximately 55 to 60% of planned closed sales activity.

For fiscal year 2013, we expect recurring revenue closed sales in the range of $110 to $150 million.

Let’s turn to slide 7 for an acquisition update.

Since our spin-off, we have invested approximately $460 million in acquisitions.

For fiscal year 2012, our acquisitions contributed approximately $217 million in revenue, $39 million in EBITDA, and $15 million earnings before taxes.

We anticipate acquisitions will generate approximately $250 million in revenue,

$50 million in EBITDA and $25 million in earnings before taxes in fiscal year 2013. While we looked at numerous acquisition opportunities during the year, we pursued three and closed one.

On September 8, 2011, we acquired Paladyne Systems, a leading provider of buy-side technology solutions for the global investment management industry for approximately $72 million.

We were attracted to Paladyne because it was a profitable recurring revenue model in the high growth buy-side customer segment with a proven track record of success.

When we choose to use your cash for an acquisition it is because we believe the acquisition will derive more value for Broadridge given the halo effect revenue growth creates over all of our outstanding shares.

When we have made a handful of acquisitions over the last few years, we reviewed hundreds of strategic and disruptive opportunities.

Our internal rate of return hurdle rate of 20% is significant and we only pursued those acquisition candidates that were a good fit for Broadridge.

We have been successful in finding attractive opportunities even in a market with difficult operating conditions.

Our acquisitions have helped us grow our business this year, even in this weak economic environment.

The success of our tuck in acquisitions enables our confidence in future growth as we expect them contribute significantly going forward.

Acquisitions have provided us with more product together sell.

They contributed to strong sales this year and we expect even stronger sales in fiscal year 2013 and beyond.

Let me remind you of our priorities for cash.

I have stated in the past, our first priority is to pay a meaningful dividend.

Then our focus is on identifying strategic tuck-in acquisitions that create profitable revenue growth and those acquisitions will be funded primarily with our strong free cash flow.

Given our stringent criteria for acquisitions and strong cash flow generation capabilities, is it likely we will accumulate cash balances at times during which we will consider opportunistic share repurchases.

Going forward, we will determine the best way to consistently report acquisition results.

Amortization of intangibles was approximately $22 million in fiscal year 2012 and we anticipate a similar amount in fiscal year 2013. The impact on earnings is approximately $0.11 per share in both years.

Presently, Broadridge does not add this amortization of acquisition intangibles back to our non-GAAP financial results like many non-GAAP reporting companies do. Now let’s turn to slide 8, our fiscal year 2013 guidance.

We anticipate solid recurring revenue growth of 4 to 7% and total revenue growth of 3 to 4% in fiscal year 2013. The revenue growth will be driven primarily by recurring revenue from closed sales and some internal growth.

Also, our guidance does not anticipate any increase in event driven or distribution revenues.

We expect non-GAAP diluted earnings per share from continuing operations to be in the range of $1.65 to $1.75 which excludes the impact of restructuring charges.

GAAP earnings per share from continuing operations are anticipated to be in the range of $1.60 to $1.70. Free cash flow should be approximately $225 million.

More or less cash flow is tied to potential variations and working capital and conversion costs.

This is a strong free cash flow business.

This strong free cash flow has enabled us to have a strong history of increasing dividends.

The company’s Board of Directors declared a quarterly dividend of $0.18 per share payable on October 1, 2012. As a result, the annual dividend will increase approximately 13% to $0.72 per share.

This will be the fifth year in a row that we have increased our dividend payout.

As I stated a little earlier, the Board approved a new stock repurchase plan for up to 4 million shares. With the new authorization the company has approximately 10 million shares available for repurchase under its share repurchase plans.

Now I’ll turn the call to Dan who’ll go into more detail about fiscal year 2012’s financial results and fiscal year 2013’s plan.

Dan Sheldon

Thanks, Rich.

Let’s turn to slide nine.

The revenue growth drivers and the EBIT margin.

You can note on the far right in blue, you can see we’re providing the guidance as Rich as mentioned of 3 to 4% for total consolidated revenue growth and, by the way again 4 to 7% for the recurring because, as you’ll see that I’ll walk you through, it’s all coming from the recurring.

So, we expect to get 4 to 5 points of growth from sales, where over 70% is already sold and in the process of being converted.

We are still expecting a client revenue loss rate of about 1%. The reduced revenue from the Penson business is about one point in revenue and has netted into internal growth and that’s why you see zero percent growth in this line.

We do expect to see some improvement in stock record positions and trade volumes at the higher end of our guidance, which I will go into more detail when I review with you our SPS and ICS in the next few pages.

Acquisitions for the most part have hit their 12 month anniversary dates.

So we are currently showing no growth coming from acquisitions.

In the second bullet at the bottom we point out that acquisitions since spin collectively represent approximately 10% of our total revenues, 7% of our EBIT, and 10% of our EBITDA.

Give that we expect to be acquisitive into the future, we’re looking for ways to bring greater transparency to the cash margin benefit or EBITDA these acquisitions provide by showing margins with and without acquired acquired amortization.

The EBIT margins below include approximately $22 million in intangible amortizations, expense which has a negative impact to EBIT margins of 100 basis points and $0.11 per share impact on fully diluted earnings per share.

Back up to the chart.

With respect to both event driven and distribution revenues, we’re currently guiding for no growth here but I will discuss further when I review with ICS.

We are expecting margin expansion of 100 to 180 basis points, where IBM and Morgan Stanley Smith Barney make up 80 basis points of that total.

These margins we call non-GAAP and do not include the approximately $10 million or $0.05 per share in one-time restructuring charges related to some right-sizing we’re doing in the outsourcing business given the reduced revenue from the Penson transaction.

Let’s turn to slide 10 - Securities Processing Solutions.

We finished fiscal year 12 with 10% revenue growth, where 7 points came from acquisition of Paladyne and the Penson outsourcing agreement.

An additional five points came from closed sales which were offset by client losses and internal growth.

Although margins are down 80 basis points, excluding the impact of Paladyne, they would have been up 40 basis points.

In FY13 we expect revenues to be up 4 points at the high end or flat if we continue to experience lower trade volumes.

Closed sales should generate approximately 6 to 8 points which is then partially offset by the impact of Penson and client losses. Penson is expected to have around 3 point negative impact of revenue year-over-year and a 16 to 20 million negative impact to EBIT which, for the most part, is offsetting the $15 million we expect in savings from the successful IBM migration.

Given the lower revenue we expect from the U.S. the

Penson/Apex arrangement, as well as the anticipated lower revenues related to the Penson Canadian business, we have classified this as a price concession and netted into our internal growth statistic.

By the way, equity trade volumes were down 7 points in Q4 while fixed income trade points were up 9 points.

We did see increased activity in our non-trade revenues so internal growth overall for the quarter and year were only down a point and two points, respectively.

Our guidance for the year assumes some return of equity trade volumes at the high end and slightly negative at the low end.

The margin ranges are primarily impacted, by the way, by trade volumes and conversion timing.

However, the most important thing to take away from this page is that closed sales in fiscal year 12 of $48 million and the fiscal 13 outlook for $60 to 80 million would put this business in a position to add 8 to 11 points in annualized revenues from sales alone where again in fiscal year 13 we are expecting to get 6 to 8 points of growth from closed sales.

Let’s turn to slide 11, Investor Communications.

We finished fiscal year 12 with 5% revenue growth and margin expansion of 120 basis points.

Recurring revenues were up 11%, two-thirds of which came from organic growth and one-third from the carry-over of acquired businesses.

With respect to margins, the core business and acquisitions added 90 points of the pick-up and the Morgan Stanley Smith Barney and the other 30.

Our fiscal year 13 outlook has us expecting 4% revenue growth and margin expansion of over 200 basis points.

In fiscal year 13, we expect recurring fee revenue growth of 8 to 10%.

This business has had a recurring revenue CAGR since the spin-off of 9% which has included four points from acquired business, and in FY13 we expect all the growth to be in the form of organic growth.

Our four points of total revenue growth is all coming from continued strong closed sales including new products and acquisitions, about the same level of stock record position growth that we had in fiscal year 12 and a 99% client retention rate.

As already mentioned, we are not including any growth for event driven or related distribution revenues in our outlook.

However, we did at least see some improvement in Q4 of last year.

We will continue to monitor this as we move through the first half of fiscal year 13. We anticipate significant margin improvement of well over 200 basis points in fiscal year 13. Let me put this in perspective.

The core business, including acquisitions in fiscal year 13, is expected to provide over 100 of those basis points, as the acquisitions in this segment are now fully integrated.

The rest of the improvement is expected to come from the completion of our Morgan Stanley and some selective restructuring we did last year.

I will now turn the call back to Rich.

Rich Daly

Thanks, Dan.

Please turn to page 12 for my summary wrap-up.

I am satisfied with our non-GAAP operating results of fiscal year 2012. Recurring revenues were up 11% and total revenues were up 6% as a result of strong recurring revenues driven by net new business, internal growth, acquisitions and excellent client retention.

Event driven revenues were flat with fiscal year 2011. We also had very good recurring revenue closed sales of $120 million due to the growing success of our emerging and acquired products.

As I said earlier, I’m not pleased with the new Apex agreement as a result of the Penson transaction in that it will have a negative impact on our earnings.

This was the right long-term decision for Broadridge and its shareholders.

Outsourcing remains a key strategy and is a large component of our sales pipeline.

I’m confident in the future growth of our outsourcing business.

Strategically, we believe that our outsourcing assets will position Broadridge to pursue new financial service opportunities.

The business that was spun off five years ago is very different from our business today.

In the past, we would generally rely on stock record growth, trade growth and event-driven revenues, but today the driver that has enabled us to perform through the market downturn has been product - and a lot more of them.

Therefore, we maintain our confidence in the future but it is not because we are banking on stock record growth, trade growth or event-driven revenues returning.

It is all about new and enhanced product, increasing brand strength and Broadridge’s ability to sell and execute to the new needs of our marketplace.

We have a broader product portfolio and more potential right now than we’ve ever had in our history.

We have a sales plan that gives us multiple ways to succeed and multiple paths to take because of these expanding products.

The momentum that Broadridge has achieved is real and sustainable.

Everything you are hearing about our future revenue and earnings growth opportunity is tied to our expanding product breadth.

The bottom line is that the markets have been down for a prolonged period of time.

However, we are growing our business regardless of when they improve.

Broadridge is well-positioned in large markets and we have a clear proven sales strategy for growth.

Our strategy is to be the leading provider of investor communications and technology-driven solutions to broker-dealers, mutual funds and corporate issuers.

We have a balanced and diverse portfolio across our two business segments with over 160 product offerings now.

For bank/broker-dealer communications, we will reinforce our role as the industry leader by accelerating the Broadridge-driven transition to E-delivery and we will drive growth in adjacent markets through new organic or acquired solutions.

This is a meaningful opportunity made more tangible by the New York Stock Exchange Proxy Fee Advisory Committee report and it’s recognition of the value of a Broadridge investor mailbox solution.

From mutual funds, we will leverage our unique data hub position and the bank/broker-dealer market and we will grow retirement trade processing, data aggregation and marketing communication services.

For issuer solutions, we’ll capitalize on our experience in beneficial processing to expand direct relationships with issuers and also expand registered proxy, transfer agency and enhanced issuer services.

And for broker-dealer technology and outsourcing, we will leverage our market leading global platform to expand current relationships and also grow global processing, business process outsourcing and selectively pursue new - adjacencies. We will grow both segments by leveraging our unique network, our client relationships and our brand and service reputations.

We will do so with a combination of continued strong sales growth across both segments, potentially enhanced by strategic tuck-in acquisitions.

We’ll stay the course on the successful path we charted over the past few years by expanding product offerings and their related sales.

If there is one take-away, I like to have you leave this call with, it’s that irrespective of our markets and clients’ challenges, Broadridge has proven that we can create and acquire products that will grow revenue.

The most significant proof statement is our fiscal year 2012 closed sales results with a greater than 60% increase in sales less than $5 million per deal.

The New York Stock Exchange report deserves more commentary since this once perceived challenge now screams opportunity.

In May 2012, the proxy fee advisory committee to the New York Stock Exchange issued its recommendation on fees for beneficial share holder distribution.

The report was a culmination of work and analysis which began in September 2010. The report makes recommendations for changes in fees; however, at this time it is not a formal proposal for changing New York Stock Exchange rules pertaining to fees.

Such changes would be subject to public comment and SEC approval.

The report acknowledges that the current system for beneficial share holder communication and proxy distribution is reliable, accurate and secure.

The report makes recommendations for changes that would better align fees to the work involved and provide greater transparency.

Some fees would increase.

Others would decrease.

The report estimates that there would be a modest decrease of 4% in fees overall spread across the entire industry.

The fee impact on any one participant in the process will vary by individual circumstances such as, for example, the number and type of positions held, the extent to which physical mailings are eliminated, et cetera.

The report discusses the upside associated with future cost reductions to issuers and greater use of technologies by retail investors.

Overall, I believe the net impact to Broadridge of any potential changes would be slightly positive.

Broadridge welcomes the opportunity to provide additional information to the Proxy Fee Advisory Committee in connection with open items such as NOBO list stratification and the appropriate level of “success fees” for “investor mailbox-like” solutions designed to increase retail participation.

Long-term, we believe this acknowledgement of Broadridge technology paves the way for more efficient investor communications, greater retail participation and appropriate shareholder returns.

Our data center migration to IBM was substantially completed in June 2012, with the last portion of the migration scheduled to be completed in August.

The migration will lead to an anticipated $15 million in cost savings in fiscal year 2013 and $25 million for the nine subsequent years beginning in fiscal years 2014. The Morgan Stanley Smith Barney conversion was fully-implemented in fiscal year 2012, as anticipated, and will generate earnings right in line with our expectations.

For fiscal year 2013, we anticipate solid recurring revenue growth of 4 to 7% and total revenue growth of 3 to 4%. The revenue growth will be driven primarily by recurring revenue from closed sales and some internal growth.

Also, our guidance does not anticipate any increase in event driven or distribution revenues.

We expect non-GAAP diluted earnings per share before continuing operations to be in the range of $1.65 to $1.75, excluding the impact of Penson charges.

Broadridge’s product breadth, ability to grow revenue, recognition by our industry for leadership as an excellent provider of mission-critical services has increased dramatically over the last five years.

To date, this is only enabled us to maintain shareholder value.

We remain committed and confident that our long-term focus will finally lead to sustainable increases in earnings that will provide our shareholders with the returns they deserve.

Finally, I like to take this opportunity to personally acknowledge our associates who remain dedicated, engaged and focused, as we continue to find ways to create shareholder value through the challenging times.

Because of their efforts, our future for our associate, clients, shareholders and industry is very promising.

I’ll now turn the call back over to the operator and we welcome your questions as always.

Kaniesha?

Operator

If you’d like to ask any questions, please press star and the number one on your keypad. Again, please press star and the number one to ask a question. We’ll pause for just one moment to compile the Q&A roster.

Operator

Your first question comes from David Togut from Evercore Partners.

David Togut

Thank you.

Good morning, Rich and Dan.

Rich Daly

Hi, David.

Dan Sheldon

David.

David Togut

Rich, you characterized fiscal 12 recurring revenue closed sales of $120 million as strong.

But that’s at the low end of your guidance of $110 to 150. So I really have two questions.

Number one, where is sales force quotas set relative to your recurring revenue closed sales guidance.

And second if you could give us more insight into the demand environment both for ICS and SPS and what you are seeing in terms of unit pricing trends in both businesses.

Rich Daly

Sure.

And you know, David, I think it’s a great question and I appreciate you asking me to put it in context.

The reason I’m so pleased is that we have always been dependent on a couple of large deals, at least a large deal to even get into our range.

And large deals throughout our entire history have always been lumpy just because of the long-term nature of getting us closed.

For us to have had an increase of 60% of what I’ll call the bread and butter deal, the basics, to the point that we have confidence in those to be able to make the range and the large deals which we have confidence will continue to happen albeit on a lumpy basis to even enhance our ability to grow revenue more so is why I was so pleased with the results for this year.

So because of product, we have more control of destiny without the dependence on the large deal.

We think the large deals when they happen will make it much easier to get into the range and even take us to the higher end of the range as we go forward because of that confidence.

In terms of the pricing, I would say that the pricing of the deals that we did this year were pretty much in line with the expectations that we had.

And we feel good about the value propositions and we feel good about the differentiation we have of our products versus the products in the market because one were viewed as industrial strength reliable player, and, two, because the value propositions and the efficiency regarding our client is tangible and real.

David Togut

But, Rich, if you could perhaps address my question on sales force quotas.

Are those set at the low end of your guidance or high end?

I’m just trying to understand are you setting stretch goals for the sales force?

Are you expecting them to be at the high end of closed sales for FY13?

Are you expecting big deals to actually close in FY13?

Or should we expect small deals - singles and doubles - to get you to the low end of the range but needing big deals to get more toward the high end?

Rich Daly

You know, David, and I apologize for not picking up that part of the question.

It’s a great question.

Not only for the sales force but for management, including me. The quotas are generally set higher.

Even though I’m saying that I’m so pleased when the proxy ultimately comes out, my quota performance versus sales is slightly below what the target would be. But at the time we set the plan up, we never anticipated the success of the deals under $5 million and never anticipated the increased market acceptance of our new and acquired products at the level in particularly that we achieved this year.

Dan Sheldon

So in answering the last piece of that which is how should you think about hitting the singles and doubles- that’s in the $100 million range and above that is the greater than 5-mil.

David Togut

Okay.

Thank you very much.

Operator

Your next question comes from Tien-Tsin Huang from JP Morgan.

Tien-tsin Huang

Thanks.

Good morning.

Just want to ask about the visibility into the new Apex agreement and how you arrived at I guess the $0.08 delta from the prior deal.

Dan Sheldon

So the way we looked at that was is that because it’s on a variable pricing and that we looked back in time like the last few quarters how they were doing as well as made some projections out there, we were able to say we think that right now when we say the $0.08 difference with more coming into the high end of our guidance and then there’s maybe $3 or $4 million worth of at the lower end of our guidance if there was any problem with what we will call any of their volumes or revenue.

Tien-tsin Huang

I see.

So based on what you have seen sort of through July, what’s been the sort of the run rate or appetite of clients staying with Apex?

Have you seen any big change?

Or is that still to come?

Dan Sheldon

For our visibility that we saw pretty much through June and into July, it wasn’t a client retention issue that they were facing.

It’s like everyone else like we are facing.

Trade volumes and clearance activity.

Tien-tsin Huang

Okay, I wanted to see if the retention has changed.

So then just as a follow-up.

Then maybe can you walk us through the prior $1.80 view that you gave us I guess now to the midpoint of $1.70. It $0.08 is Penson. I think there’s some restructuring savings as well.

So, what’s the delta there?

Dan Sheldon

The way to think about the $1.80 - what we gave you on the $0.08 was year-over-year.

So last year we had $42 million from Penson.

And now I gave you the range of call it 24 to 27-type of thing.

The way to be thinking about the $1.80 was we were anticipating $50 million from Penson.

You do the math you can get down to the difference which is $0.23. Off $0.53 to $0.27. Off $0.50 - okay?

And then most of that all falling into the bottom line and then we also have transitioning costs that are ongoing.

This is not part of that $10 million what we are calling restructuring charge.

This is dollars that we agreed to help through a transitioning which will go on for a couple of years and that’s what makes up the difference.

What we really said is there is somewhere between $0.10 and $0.11 off of our $1.80.

Rich Daly

Tien-tsin, this is Rich.

Given what JP Morgan does and the fact that you have a clearing business, you are probably very familiar with the challenges of projecting that business.

So in putting together the plan for this year, we tried to anticipate some of the current challenges of the business including clearing firms’ ability to retain their client.

We also did not anticipate any return of interest rates.

This new transaction for us is a new economic model because it’s a percentage of revenue deal which includes interest rates, as I said in my comments, and so even though interest rates are at a 60 year historic low from what I understand, we have nothing in there that anticipates rates coming back during the planning period.

Tien-tsin Huang

Okay.

That’s good to know.

Last one from me just acquisition appetite here.

I know your long-term guidance you talked about adding one or two points in tuck-ins you are assuming zero here.

Is there stuff to buy that’s close?

I’m curious what the status is there.

Thanks.

Rich Daly

With large deals, acquisitions fit into the same category of it’s not over until it’s over.

So let me refer to last year which will give you a better view in terms of the future.

I said we pursued three transactions.

I was highly confident we would have closed more as we were proceeding through it. I - we will not put anything into a plan until it’s closed.

And because of our what we believe is very high hurdle rate that we have internally, for acquisitions, and our really strong discipline not to back away from that, I wouldn’t plan on any new deals being there until we announce to you that we actually successfully closed them.

But you should believe based on the success that we had in doing transactions and we think the very strong contribution in the impressive returns we’re getting you should believe we are working very hard to identify and close.

Tien-tsin Huang

Okay.

Very good.

Thank you, guys.

Operator

Your next question comes from Jim Kissane from Credit Suisse.

Jim Kissane

Rich, if you look at the $60 to 80 million that you’re assuming for SPS closed sales in fiscal 13, how much of that is coming from outsourcing and what’s the margin profile on that?

I’m following up on that presumably these smaller deals you had success on in fiscal 12 they’ll have somewhat higher margins than say the corporate average.

Rich Daly

Jim, because of the large deal challenges, even the large deals we put in there we cap the amount that we put in. So, yes, there would be maybe one or two large deals but they are not in our plan at the value we expect them to bring.

So it’s a way of hedging it. This year the way we managed successfully through that hedge was by having more basic transactions, less than 5 million close than we would have expected to be successful at. We’re building off of that success and I put that on the number that we have overall for sales next year. We’re expecting a 55% to 65% to - of the growth versus the 45% growth we had this year to come from that category.

Dan Sheldon

Let me help with just adding on to that.

If you think about that number that we just talked about, then think about this.

Last year we had about just over $10 million in outsourcing and there was half - one large deal in there that is slightly over - if we look at next year we’re thinking in our numbers we are giving you for guidance that could be anywhere between 10 and 15 million.

But Rich is right.

Everything we are looking at isn’t just outsourcing alone.

This is really going to be a combination of outsourcing as you think about people and technology.

So when we think about margins we’re still in that we will call 35% kind of range blended range for that.

And then there is other things that could be out there that are much larger.

Rich Daly

And let me see if I can clarify what I said a little better.

In my formal comments I said that organic and acquired was approximately 45% of closed sales.

And that in 2013 we’re expecting they will account for 55 to 60% of closed sales.

So, if you go back on any point in time in our history and even just a couple of years ago we did not have that confidence and momentum in that new organic and acquired product activity.

Jim Kissane

So just I guess I think you said.

What portion of the sales in fiscal 12 came from acquisitions that you made since the spin or since maybe 08?

Rich Daly

Self-generated new product and acquired was 45%.

Approximately 45% of closed sales and the plan we’re putting together, a planned activity now, we are thinking it will be 55 to 60%. Let me give you an example.

If we had the fortune of having multiple large deals then it wouldn’t be because the overall sales number would be up. The organic and acquired would be a lower percentage but still coming in at the same number that we were planning.

The dollar amount just not the same percentage amount.

That would be a great problem to have.

Dan Sheldon

The question though was acquisitions.

So let’s put that in perspective of the 45% which was just under $30 million came from the acquisition.

Slightly over $10 million came from the outsourcing and the rest then came from the emerging product.

I think that’s the right way to put it in perspective.

Jim Kissane

And I don’t want to get into too much detail.

Any particular acquisition accounting for disproportionate amount of the sales success?

Rich Daly

We’ve had pretty good success and very close to our original plans that we put together overall across the board.

Dan Sheldon

And the blended portfolio that’s how we’re going to be talking about but there’s no disappointments on any of the sales.

The point of the matter is, some are going to do better and a lot has to do with when a deal closes because some are a little larger than the other ones.

Jim Kissane

That’s great.

Rich, is it safe to assume given the new authorization that you will buy more back more stock in fiscal 13 than you did in fiscal 12?

Rich Daly

You know my position on this is that we’re never going to say before we do something what we may or may not do. But we will report on a timely basis after we do it.

Jim Kissane

Gotcha.

Thank you.

Operator

Your next question comes from Ian Zaffino from Oppenheimer.

Ian Zaffino

Hi. On the subject of deals, what areas are you looking at right now?

For from our perspective, you know, it’s great to be able to make those acquisitions versus buybacks or dividends, et cetera.

What type of criteria are you looking at for deals or - I know you talked somewhat about the amortization, but what’s the best way to kind of assess how good a deal is when you first do it. Just help us out a little bit.

Thanks.

Rich Daly

Ian, without repeating the - we hope transparent data we gave you on the performance of our acquisitions to date, and even breaking out the intangible amortization amount there, that we believe gives you a pretty clear view of the acquisition performance, to date.

And I would tell you that we would look for additional transactions to fit in the same category.

And by setting the internal rate of return hurdle rate of 20%, we believe when we identify a transaction that meets that criteria - that gives us the ability to create that level of performance.

In terms of the areas, both in my wrap-up and when we talked about the strategy of the business, across our investor communication segment where we had transactions angts Access Data, NewRiver and also Matrix in our expanding products in the mutual fund world, Paladyne going expanding our securities processing segment into the buy-side what we believe were-well positioned, those segments that we’re servicing, those segments that we believe were recognized as a very good vendor partner as a very good market leader, and as a very reliable and cost-effective player; it’s leveraging that brand which we have a very strong desire to continue so you shouldn’t expect us to go out of our natural areas where we are a proven success company.

You should expect us to look in those areas where we should leverage our brand, leverage our distribution channel, leverage our infrastructure, leverage our sales force and have a far better hedge than buyers of the same property because of our strength in our markets.

Ian Zaffino

Okay.

Thank you.

Operator

Your next question comes from Christ Donat from Sandler O’Neill.

Chris Donat

Hi. Good morning, everyone.

One quick question on the expanded repurchase authorization.

If I take the 10 million shares at current prices, that’s over $200 million worth of stock that you are buying back and that’s a pretty large chunk of the $225 million of projected free cash flow.

With the - I’m trying to get the rationale why the board went from six to ten.

Is that to say if we don’t do any acquisitions then that gives us the ability to buy back shares?

Rich Daly

Chris, this is Rich.

Again, when it comes to repurchases, we recognize that we have no desire to horde cash which I said in my comments.

We recognize that there will not always be the opportunities we want for tuck-ins.

We recognize that there are appropriate times when it is opportunistic to buyback.

And we will absolutely consider all of those factors as we analyze what’s the best use of our shareholders cash to provide greater returns to them.

So we will always consider those variables and in considering those variables having an authorization gives us the flexibility if and when we determine that it’s appropriate, that’s the best use of our shareholders cash at that point in time.

And the best opportunity to create returns for our shareholders.

Beyond that, I wouldn’t be comfortable going into any of the dialogue that I’ve had with the board because I’m not looking to telegraph anything one way or the other.

But I will always be very timely in a call explaining exactly what happened, if and when we do something and why we did it.

Dan Sheldon

The only thing I would add to that is let’s not forget the cash balances we have on hand on June 30 which is over $320 million.

We want to keep $150 million of that.

And at the same time our debt capacity.

Keeping it two to one.

Those are all levers we can use in order to do the various things Rich talked about invest in the business, acquire dividends and buybacks.

Chris Donat

Got it.

Rich Daly

Rest assured, every decision I discussed with the Board and we will ultimately execute is tied to a relentless commitment to the need to create shareholder value.

Chris Donat

Okay.

Operator

Your next question comes from Peter Heckmann from Avondale Partners.

Peter Heckmann

Good morning, gentlemen.

Dan Sheldon

Good morning Pete.

Peter Heckmann

As regards the outsourcing business, can you size it a little bit in terms of the revenue level and the expected losses post the change since Penson/Apex and kind of what you’re estimating in there in terms of potential future change              Canada?

Dan Sheldon

Right.

So the outsourcing business when you go back to our key stats pages is what we’ll call the $82 million last year.

There’s new business coming on board as well as you know we have now a down tick from the Penson business.

Rich Daly

One additional thing that not specifically related to the numbers Pete, but that if you think about the market and even some of the press releases that our clients who aren’t live yet have enabled us to issue with them.

Schwab announced about their international offering and we anticipate that going live in the very near future.

Bloomberg announced they are going to be moving trade book on to it. And we anticipate that going live in this fiscal year.

And although we are not privy to all of their internal dialogues and we are not privy to their growth plans specifically, both of those organizations as an example have proven track records of being market leaders in what they do. So we’re very excited about the fact that the outsourcing opportunity enabled us to enter into a relationship with those two very, very brand name organizations along with the dozen plus other clients that we entered into the relationship with.

And although it’s not in the plan to say that they are all going to drive inherent growth, as we go forward, I would be stunned if the transactions we entered into with just all of these very strong organizations are so many strong organizations in the outsourcing space didn’t create inherent growth beyond where we are going forward.

Dan Sheldon

So just kind of going back on the perspective because of the things we’ve talked about was, I told you we had just over $80 million. Obviously, there’s a $20 million              as well as the new business we were talking about that’s in the back log, et cetera, should drive up $70 million.

We did say that by the way with no huge deals that we should do $10 to $15 in sales next year.

What I will tell you is in our pipeline the largest amount of activity that we’re excited about is in the outsourcing space.

Let’s see if we land it but the point of the matter is I haven’t seen as high of a level of interest in the pipeline in any of the past years as I have seen in where we are today.

Pete Heckmann

Okay.

That’s great.

Dan Sheldon

And so while maybe we were not specifically drawing a road map, we get an indication while the business may have fallen back to generating losses we should nab good position to get it back into the black and potentially reach those target margins over a reasonable period of time.

Rich Daly

And one of the things we are dealing with is the difficulty in projecting these mega large deals.

Dan’s comments support the formal comments that I made about where the most significant opportunities we have in the pipeline are.

I will also say that the one product that consistently enables Broadridge and myself to not only have meaningful dialogues in the C-Suite but at the absolute highest level being the CEO in the C-Suite is the outsourcing opportunity.

Pete Heckmann

Great.

And then one further question on the event-driven piece.

I guess I’m a little unclear if there is a change in control at a mutual fund firm, does that automatically then require some proxy activity or does it depend on how that change of control goes whether there will be funds that emerge?

Rich Daly

It does depend on how to goes.

In the majority of cases historically a change of control requires shareholder approval.

And things that require shareholder approval have to involve Broadridge because we handle the vast, vast majority of the street-side and of course because of our strong technology, we win a very high percentage of the registered side as well and we certainly intend to continue that.

Pete Heckmann

Great.

Thank you.

Operator

Your next question comes from Leo Schmidt.

Leo Schmidt

Hello, gentlemen.

I wanted to clear up something in my mind here.

You were saying that you had a very large percentage last year of about 45% of the under the $5 million deals.

I thought I heard you say a lot of that is having to do with your new choice of product offerings that have come with acquisitions.

And I wanted to make sure that’s the case and if it is, is this changing some of the character of your growth meaning you’re going to be able to have a lot more of the smaller possibly more profitable under $5 million opportunities that will drive growth, maybe in a more consistent and profitable way.

Rich Daly

Leo, I’m delighted that you’re asking for clarification because what you are really leaving with is a key takeaway you were hoping to leave with which is because of our success and our organic and acquired products, we were able to have a strong fourth quarter in sales and we were able to get further into the range than we would have anticipated getting into without a large deal.

So, going forward, in our plan for next year, yes, we are intending to continue that.

We have very detailed sales plans by product, by business unit, by sales head, by sales individual which reconciles back to all of this so we are expecting Broadridge overall to be able to sell more of these organic and develop new and acquired products as we go forward into fiscal 13.

Leo Schmidt

So as I think about this as conceptually, this should give you a more consistent growth rate meaning that you can add these lumpy outsourcing deals that would accelerate the growth rate but you’re not necessarily counting on that as you move forward.

Am I putting words into your mouth there?

Or is that the message I’m supposed to be taking away.

Rich Daly

Leo, I like the way you stated that and, of course, sales can never be something as guaranteed. Alright?

Leo Schmidt

Right.

Rich Daly

I said specifically that the one takeaway I like you to leave the call with is that irrespective of our markets and clients’ challenging going to right where you said, Broadridge has proven than we can create and acquire products that will grow revenue.

And the proof statement this year from the 60% increase we had in sales of less than $5 million per deal is exactly what you are referring to. And we believe that going forward we can maintain that momentum and have at least to the low end of the range more control of destiny in achieving our sales performance than we historically have.

Leo Schmidt

Great.

Thank you.

Operator

Again, to ask a question, please press star and then the number one on your telephone key pad.

That star and the number one to ask a question. There are no further questions.

There are no further questions at this time.

I will turn the call back to Mr. Daly.

Rich Daly

Thanks Kaniesha.

Thank you for your active participation today.

It is truly sincerely appreciated.

Dan, Rick and I are going to choose to have a great day.

What I will tell you, we are also going to choose to continue on the path to find multiple ways to create the shareholder value you deserve.

Thank you so much.

Operator

This concludes today’s Broadridge Financial Solutions, Inc.’s fourth quarter and fiscal year 2012 earnings conference call.

Thank you for your participation.

You may now disconnect.